GOLD BANC                                                          Press Release
          CONTACT:       Rick J. Tremblay
                         Chief Financial Officer
                         913.451.8050
                         ricktremblay@goldbanc.com
                                                                www.goldbanc.com

For Immediate Release


  Gold Banc Reports $8.1 Million Net Earnings for the First Quarter, Increased
     Cash Dividend and $20 Million Additional Stock Repurchase Authorization


Leawood, Kansas (April 18, 2005) - Gold Banc Corporation, Inc. (Nasdaq: GLDB), a $4.4 billion financial services company offering banking and asset management services, today announced an 11.0% increase in net income over the prior quarter. Net income increased to $8.1 million for the first quarter of 2005, from $7.3 million in the fourth quarter of 2004. Earnings per share for the same period grew $0.02 per share from $0.19 to $0.21. "Continued loan growth in strategic, high-growth markets in metropolitan Kansas City and Tampa, Sarasota and Bradenton, Florida fueled the expansion," said Mick Aslin, Gold Banc President and CEO. "We believe the key initiatives and repositioning undertaken during the past two years have set the stage for further growth throughout 2005, and we are pleased with our pipeline for new loans over the next 90 days. Additionally, we are pleased with our core deposit growth; however, we have taken note of the incremental cost in this growth and its impact on net interest margin," continued Aslin. "We have worked hard to bring clarity and transparency to our financial results, and we are hopeful that this will be the first of many quarters of easily understood results."

First quarter earnings for 2005 declined from $13.3 million in the first quarter of 2004 due primarily to a $17.0 million gain on branch sales recognized in the prior year, offset in part by other one-time expenses including costs to refinance debt and provide restricted stock grants.

NET INTEREST INCOME
-------------------
For the first quarter of 2005, net interest income after provision for loan loss was $29.0 million, compared to $25.7 million for the first quarter of 2004 and $29.3 million for the fourth quarter of 2004. The increase over the prior year is attributed to loan growth outpacing deposit growth. Additional interest income from loan growth exceeded additional interest on deposits, despite the impact of increased rates on both. In addition, there was a decrease associated with the provision for loan losses due to an allocation of $1.8 million of the allowance in the first quarter of 2004 due to branch sales. These improvements were offset with lesser earnings from the investment portfolio due to declines in the principal balances from pay-downs and maturities of securities. Net interest income is nearly unchanged from the fourth quarter of 2004 with increases in interest income on loans being offset by increases in interest expense on deposits and borrowings. The tax equivalent net interest margin for the first quarter of 2005 increased to 2.99% from 2.89% for the first quarter of 2004. The costs of growing core deposits have slightly eroded the gain in net interest margin.

NON-INTEREST INCOME
-------------------
Non-interest income totaled $6.4 million in the first quarter of 2005 compared to $7.8 million for the first quarter of 2004, excluding the 2004 gain on branch sales of $17.0 million. Without the gain on branch sales, the remaining decrease is primarily due to declines of $0.7 million in service fees and a change in the losses on sales of securities of $0.3 million. Non-interest income is down slightly from the fourth quarter of 2004 with declines in service fees being somewhat offset by fewer losses on securities and increased trading and commission income.

NON-INTEREST EXPENSE
--------------------
Non-interest expense for the three months ended March 31, 2005, was $24.3 million, compared to $28.8 million for the first quarter of 2004, which contained additional expenses associated with the refinancing of subordinated debt of $2.0 million as well as expense on interest rate swaps of $0.4 million and acquisition costs of $0.6 million. Salaries and employee benefits were down $1.0 million as the accelerated expensing of restricted stock has been completed, and savings from branch disposals are being realized. The current quarter showed improvement over the prior quarter ended December 31, 2004 with non-interest expense of $24.7 million. Impacting expenses in the fourth quarter of 2004 were consulting and contract labor costs associated primarily with Sarbanes-Oxley compliance of approximately $0.5 million and the cost of refinancing subordinated debt of $1.3 million to call outstanding debt and refinance the amounts at more favorable interest rates. "We are pleased that our efforts to reduce overhead and other operating costs from consolidation of charters, sale of non-core locations and economies of scale are beginning to be realized," said Aslin.


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BALANCE SHEET
-------------
As of March 31, 2005, Gold Banc total assets were $4.4 billion including total loans net of allowance of $3.2 billion (including loans held for sale), investment securities of $894.3 million and total deposits of $3.2 billion (including deposits held for sale). Loans and deposits held for sale are part of a pending transaction to sell five rural Oklahoma branches. As of December 31, 2004, Gold Banc's total assets were $4.3 billion, total investment securities were $916.0 million, total loans (net of allowance, including loans held for sale) were $3.1 billion and total deposits (including deposits held for sale) were $3.1 billion. Excluding loans held for sale, net loan growth was $101.9 million or 3.3% for the quarter. Excluding deposits held for sale, deposits grew $81.3 million or 2.9% from December 31, 2004 to March 31, 2005, despite a reduction in brokered certificates of deposit. Brokered certificates of deposit totaled $461.4 million as of March 31, 2004, a reduction of $75.2 million from $536.6 million at the end of 2004. Federal Home Loan Bank advances were $512.2 million at March 31, 2005, compared to $571.9 million at December 31, 2004, a reduction of $59.6 million. This reduction of $134.8 million in brokered deposits and FHLB borrowings reflects Gold Banc's commitment to move away from wholesale funding and to build core deposits.

The available-for-sale securities portfolio of $487.3 million is comprised of $317.4 million in obligations of US government-sponsored entities, $116.7 million of mortgage-backed securities, $39.2 million of stock and other investments, $13.3 million in municipal securities, and $0.7 million in US Treasury securities. The average maturity is approximately 3.8 years. Held-to-maturity securities total $403.1 and are comprised of $251.9 million in obligations of US government-sponsored entities, $89.8 million of mortgage-backed securities, $44.5 million of trust-preferred securities, and $16.9 million of municipal securities. Held-to-maturity securities reflect the needs of the balance sheet and provide a degree of desirable insulation to our tangible equity level in a rising interest rate environment.

CREDIT QUALITY
--------------
Non-performing loans totaled $17.8 million or 0.56% of total loans at March 31, 2005, compared to $15.7 million or 0.51% of total loans on December 31, 2004. Other real estate owned remained $3.7 million as of March 31, 2005 and December 31, 2004. Non-performing assets as a percentage of total assets remained steady at 0.49% on March 31, 2005 compared to 0.45% on December 31, 2004. These numbers represent some of the best levels attained in asset quality in the past five years and reflect the improvement in the overall portfolio, which resulted in a provision for loan losses for the quarter of $1.3 million compared to $1.1 million in the fourth quarter of 2004. The provision for the loan loss for the current quarter declined from $2.9 million in the first quarter of 2004 due to allocation of $1.8 million of the allowance in the prior year for branch sales. The allowance for loan losses was $32.3 million on March 31, 2005 compared to $32.1 million on December 31, 2004.

CAPITAL
-------
The capital levels of Gold Banc continue to be well in excess of the well-capitalized levels established by regulatory agencies. At March 31, 2005, the company's total capital ratio was 11.95%, its tier one ratio was 8.96% and, its leverage ratio was 7.60%. Leverage and tier one ratios have declined slightly from the previous year and the previous sequential quarter due to stock repurchases as discussed below. Book value per share was $6.56 and tangible book value was $5.66 on March 31, 2005 compared to $6.73 and $5.84, respectively on December 31, 2004.

Gold's tangible equity to asset ratio at the end of the first quarter 2005 was 5.95%, down slightly from 6.24% at December 31, 2004. This ratio is expected to improve to over 6.0% with the completion of Gold's previously-announced sale of five branches in Oklahoma early in the second quarter of 2005.

SHARE REPURCHASE
----------------
On April 18, 2005, the board of directors authorized an additional expenditure of up to $20.0 million for the repurchase of its outstanding common stock from time to time during the next twelve months in open market purchases and private transactions subject to market conditions, and as permitted by securities laws and other legal requirements. This authorization is in addition to the expenditure of up to $12.0 million authorized on October 21, 2004. During the quarter, 766,114 shares of stock have been repurchased at a total cost of $10,994,465 (average cost per share of $14.35).

DIVIDEND
--------
The Gold Banc board of directors also declared a cash dividend of $0.05 per common share on April 18, 2005. The dividend will be payable on May 10, 2005 to shareholders of record as of May 3, 2005. Gold Banc has 39,609,691 shares outstanding as of March 31, 2005. This marks an increase from dividends paid in previous quarters, which have been $0.03 per common share since the first quarter of 2003.

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CONFERENCE CALL
---------------
A conference call has been scheduled for April 21, 2005 at 9:00 a.m. (EDT) and 8:00 a.m. (CDT) to discuss earnings and results of operations for the first quarter, and its strategic direction and goals. An archived version of the call will be available on www.goldbanc.com accessible by clicking Presentations, after 5:00 p.m. (CDT) on April 21, 2005.

To call in, please call:

         (719) 457-2633
         Toll Free: (800) 967-7184
         Confirmation Code: 5432524

The operator will ask which category each participant belongs in as follows:

         1) Gold Banc Shareholders
         2) Financial Analyst/Investment Managers
         3) Associates
         4) Media

ABOUT GOLD BANC
---------------
Gold Banc is a $4.4 billion financial holding company headquartered in Leawood, Kansas, a part of the Kansas City metropolitan area. Gold Banc provides banking, and asset management services in Kansas, Missouri, Oklahoma and Florida through 38 banking locations. Gold Banc is traded on the NASDAQ under the symbol GLDB.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
-----------------------------------------------------------
The Company does not intend to update the above information. The above information included herein contains certain "forward-looking statements" with respect to the financial condition, results of operations, plans objectives, future financial performance and business of our company and its subsidiaries, including, without limitation:

   -      statements that are not historical in nature;

   - statements preceded by, followed by or that include the words "believes," "expects," "may," "will," "should," "could," "anticipates," "estimates," "intends" or similar expressions; and

   -      statements regarding the timing of the closing of branch sales.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

   - inability to obtain waivers of defaults under our credit facilities or find alternative financing;

   -      transition and strategies of new management;

   -      changes in interest margins on loans;

   -      changes in allowance for loan losses;

   -      changes in the interest rate environment;

   - competitive pressures among financial services companies may increase significantly;

   - general economic conditions, either nationally or in our markets, may be less favorable than expected;

   - legislative or regulatory changes may adversely affect the business in which our Company and its subsidiaries are engaged;

   - technological changes may be more difficult or expensive than anticipated;

   -      hedging activities may be less effective than anticipated; and

   -      changes may occur in the securities markets.

We have described under the caption "Factors That May Affect Future Results of Operation, Financial Condition or Business" in Exhibit 99.1 to the Company's Annual Report on Form 10-K/A for 2004 additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified under that caption could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speaks only as of the date it was made.


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

                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (In thousands)
                                   (unaudited)


                                                                   March 31, 2005      December 31, 2004
                                                                   --------------      -----------------
Assets

Cash and due from banks                                            $       54,830      $          65,011

Federal funds sold and interest-bearing deposits                           16,247                 43,286
                                                                   --------------      -----------------
            Total cash and cash equivalents
                                                                           71,077                108,297
                                                                   --------------      -----------------

Investment securities:
       Available-for-sale, at fair value                                  487,271                498,763
       Held-to-maturity (fair value of $400,387 and
            $411,232 as of March 31, 2005 and December 31,
            2004, respectively)                                           403,085                411,802
       Trading, at fair value

                                                                            3,987                  5,456
                                                                   --------------      -----------------
            Total investment securities
                                                                          894,343                916,021
                                                                   --------------      -----------------
Loans                                                                   2,818,614              2,716,700

       Allowance for loan losses                                          (32,300)               (32,108)
                                                                   --------------      -----------------
                                                                        2,786,314              2,684,592
                                                                   --------------      -----------------

Mortgage loans held-for-sale, net                                           6,807                  5,724

Premises and equipment, net                                                52,807                 51,613

Goodwill                                                                   30,484                 30,484

Other intangible assets, net                                                5,148                  5,336

Accrued interest and other assets                                          57,701                 57,807

Cash surrender value of bank-owned life insurance, net
       of surrender charges                                                83,920                 82,992

Assets held for sale                                                      376,716                387,510
                                                                   --------------      -----------------

Total assets                                                       $    4,365,317      $       4,330,376
                                                                   ==============      =================


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

                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (In thousands)
                                   (unaudited)



                                                                            March 31, 2005         December 31, 2004
Liabilities and Stockholders' Equity                                        --------------         -----------------

Liabilities
       Deposits                                                             $    2,868,028             $   2,786,774
       Securities sold under agreements to repurchase                              142,577                   112,205
       Federal funds purchased and other short-term borrowings                       6,715                     2,463
       Subordinated debt                                                           116,599                   116,599
       Long-term borrowings                                                        601,893                   661,534
       Accrued interest and other liabilities                                       42,395                    30,231
       Liabilities held for sale                                                   326,816                   350,186
Liabilities and Stockholders' Equity                                        --------------         -----------------

                  Total liabilities                                              4,105,023                 4,059,992
Liabilities and Stockholders' Equity                                        --------------         -----------------
Stockholders' equity
       Preferred stock, no par value; 50,000,000 shares
            authorized, no shares issued                                                 -                         -
       Common stock, $1.00 par value; 50,000,000 share
            authorized 45,200,080 and 45,011,227 shares issued
            at March 31, 2005 and December 31,  2004                                45,200                    45,011
       Additional paid-in capital                                                  131,682                   129,381
       Retained earnings                                                           153,277                   146,360
       Accumulated other comprehensive loss, net                                   (12,497)                   (6,007)
       Unearned compensation                                                       (12,084)                  (10,072)
Liabilities and Stockholders' Equity                                        --------------         -----------------
                                                                                   305,578                   304,673
       Less treasury stock (5,590,689 shares and 4,824,575 shares
       at March 31, 2005 and December 31, 2004)                                    (45,284)                  (34,289)
Liabilities and Stockholders' Equity                                        --------------         -----------------

                  Total stockholders' equity                                       260,294                   270,384
Liabilities and Stockholders' Equity                                        --------------         -----------------
Total liabilities and stockholders' equity                                  $    4,365,317         $       4,330,376
                                                                            ==============         =================


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
                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                           For the Three Months ended
                      (In thousands, except per share data)
                                   (unaudited)

                                                                 March 31, 2005    March 31, 2004
                                                                ----------------  ----------------
Interest Income:
      Loans, including fees                                     $         48,318   $        40,595

      Investment securities                                                7,906             9,331

      Other                                                                  787               590
                                                                ----------------  ----------------
         Total interest income                                            57,011            50,516
                                                                ----------------  ----------------
Interest Expense:

      Deposits                                                            17,732            14,523

      Borrowings and other                                                 8,979             7,453
                                                                ----------------  ----------------
         Total interest expense                                           26,711            21,976
                                                                ----------------  ----------------
         Net interest income                                              30,300            28,540

Provision for loan losses                                                  1,252             2,864
                                                                ----------------  ----------------
      Net interest income after provision for loan losses                 29,048            25,676
                                                                ----------------  ----------------
Other income:

      Service fees                                                         3,211             3,905

      Investment trading fees and commissions                                794               910

      Net gains on sale of mortgage loans                                    208               387

      Net gains (losses) on sale of securities                              (180)              101

      Gain on sale of branch facilities                                        -            16,953

      Bank-owned life insurance                                              934             1,029

      Trust fees                                                           1,282             1,139

      Other                                                                  188               323
                                                                ----------------  ----------------
         Total other income                                                6,437            24,747
                                                                ----------------  ----------------
Other expense:

      Salaries and employee benefits                                      12,908            13,952

      Data processing                                                      1,887             2,100

      Net occupancy expense                                                1,729             1,762

      Depreciation expense                                                 1,771             1,567

      Professional services                                                1,198             1,977

      Other                                                                4,830             7,470
                                                                ----------------  ----------------
         Total other expense                                              24,323            28,828
                                                                ----------------  ----------------

        Earnings from continuing operations before income taxes           11,162            21,595

Income tax expense                                                         3,039             7,737
                                                                ----------------  ----------------
   Net earnings from continuing operations                                 8,123            13,858

   Net loss from discontinued operations, net of tax                           -              (551)
                                                                ----------------  ----------------
   Net earnings                                                 $          8,123   $        13,307
                                                                ================  ================

   Net earnings from continuing operations per share - basic    $           0.21   $          0.35

   Net loss from discontinued operations per share - basic      $              -   $         (0.01)
                                                                ----------------  ----------------
     Net earnings per share - basic                             $           0.21   $          0.34
                                                                ================  ================
  Net earnings from continuing operations per share - diluted   $           0.21   $          0.35

  Net loss from discontinued operations per share - diluted     $              -   $         (0.01)
                                                                ----------------  ----------------
     Net earnings per share - diluted                           $           0.21   $          0.34
                                                                ================  ================


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                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES
                                   Key Ratios
                        March 31, 2005 and Dec. 31, 2004
              (In thousands, except per share data and percentages)


                                            Mar. 31, 2005      Dec. 31, 2004
                                            -------------      -------------

Balance Sheet Ratios:

Total shares outstanding                           39,609           40,188
Book value per share                             $   6.56        $    6.73
Tangible book value per share                    $   5.66        $    5.84

Leverage ratio                                      7.60%            7.75%
Tier 1 risk-based capital ratio                     8.96%            9.32%
Total risk-based capital ratio                     11.95%           11.08%

Non-performing loans (NPL)                       $ 17,784        $  15,693
NPL/Loans                                           0.56%            0.51%
Allowance/NPL                                     181.62%          204.60%
Allowance/Loans                                     1.01%            1.03%

Non-performing assets (NPA)                      $ 21,479        $  19,567
NPA/Assets                                          0.49%            0.45%



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

                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES
                         Key Ratios - Three Months ended
              (In thousands, except per share data and percentages)

                                                                   Mar. 31, 2005     Mar. 31, 2004
                                                                   -------------     -------------

Income Statement Ratios:
Weighted Average shares outstanding                                     39,298             38,874

Net income per share - basic                                        $     0.21         $     0.34
Net income per share - diluted                                      $     0.21         $     0.34
Net income per share - continuing operations - basic                $     0.21         $     0.35
Net income per share - continuing operations - diluted              $     0.21         $     0.35
Net loss per share - discontinued operations - basic                $        -         $    (0.01)
Net loss per share - discontinued operations - diluted              $        -         $    (0.01)

Return on average assets   (annualized)                                   0.75%              1.24%
Return on average equity   (annualized)                                  12.25%             20.36%

Net interest margin (tax equivalent)                                      2.99%              2.89%
Net interest margin                                                       2.98%              2.84%
Non-interest income/Net interest income                                  18.43%             87.90%
Efficiency ratio                                                         65.08%             72.24%
Net loans charged off                                               $    1,061         $      756
Net charge offs to loans (annualized)                                     0.12%              0.11%
Average loans (in thousands, including loans held for sale)         $3,118,275         $2,933,468
Average assets (in thousands)                                       $4,395,031         $4,294,039







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